Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated March 3, 1995 (relating to the consolidated financial statements of Younkers, Inc. and subsidiary for the year ended January 28, 1995, not presented separately herein)appearing in the Annual Report on Form 10-K of Proffitt's, Inc. for the year ended January 25, 1995.


/s/ Deloitte & Touche LLP

Des Moines, Iowa
March 6, 1998